Exhibit A
Directors and Executive Officers of Oil & Gas Rental Services, Inc.

Title at
Name	Oil & Gas Rental Services, Inc.	Present Principal Occupation

Byron A. Adams, Sr.	Director and Chairman of the Board	Chairman Emeritus – Allis-Chalmers Energy, Inc.

Burt A. Adams	Director, President and Chief Executive Officer	President and Chief Operating Officer – Allis-Chalmers Energy Inc.

Bruce A. Adams	Director and Executive Vice President	Vice President and General Manager – Allis-Chalmers Rental Tools, Inc.

Carolyn Doiron	Director, Secretary and Treasurer	Administrative Manager – Allis-Chalmers Rental Tools, Inc.

Luke L. Guarisco	Director	Retired

Brad A. Adams	Vice President and General Counsel	Vice President, Customer Relations – Allis-Chalmers Rental Tools, Inc.
     The business address of all of the above-listed individuals is 948 DeGravelle Road, Amelia, Louisiana 70340, except that the address for Mr. Guarisco is 102 Camberly Circle, Lafayette, Louisiana 70508. All of the above-listed individuals are United States citizens.
     The principal business address of both Allis-Chalmers Energy Inc. and Allis-Chalmers Rental Tools, Inc. is 5075 Westheimer, Suite 890, Houston, Texas 77056